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                                                                    Exhibit 23.1




                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-34362) pertaining to 1,750,000 shares of common stock of Optical Sensors Incorporated and, in the Registration Statement (Form S-8 No. 333-04373) pertaining to the Optical Sensors Incorporated 1989 Omnibus Stock Option Plan and the Optical Sensors Incorporated 1993 Stock Option Plan and, in the Registration Statement (Form S-8 No. 333-17493) pertaining to the Optical Sensors Incorporated Employee Stock Purchase Plan, of our report dated January 19, 2001, with respect to the financial statements of Optical Sensors Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                /s/ Ernst & Young LLP




Minneapolis, Minnesota
March 27, 2001